UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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Mack-Cali Realty Corporation
(Name of Registrant as Specified In Its Charter)

BOW STREET LLC

BOW STREET SPECIAL OPPORTUNITIES FUND XV, LP

A. AKIVA KATZ

HOWARD SHAINKER

ALAN R. BATKIN

FREDERIC CUMENAL

MARYANNE GILMARTIN

NORI GERARDO LIETZ

TAMMY K. JONES

MAHBOD NIA

HOWARD S. STERN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bow Street LLC, together with its affiliates (collectively, “Bow Street”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2020 annual meeting of stockholders of Mack-Cali Realty Corporation, a Maryland corporation (the “Company”).

Bow Street is filing the following statement on behalf of Alan Batkin, Frederic Cumenal, MaryAnne Gilmartin and Nori Gerardo Lietz, incumbent directors of the Company and Bow Street nominees, because they are considered “participants” for the proxy solicitation. Alan Batkin, Frederic Cumenal, MaryAnne Gilmartin and Nori Gerardo Lietz issued the following statement on May 22, 2020:

Statement from Independent Mack-Cali Board Members

Alan Batkin, Frederic Cumenal, MaryAnne Gilmartin and Nori Gerardo Lietz

NEW YORK – May 22, 2020 – When shareholders elected us to the Mack-Cali Board nearly a year ago, we looked forward to working collaboratively with the incumbent Directors to make thoughtful, strategic decisions in the best interests of the Company and its shareholders. Since then, despite our consistent efforts to serve as shareholder advocates, and offer new, truly independent perspectives on value creation, we have been excluded from strategic discussions and decision making. We were relegated to committee positions that were designed to be uninfluential, in a coordinated effort by CEO Michael J. DeMarco and lead independent director Alan Bernikow, to minimize our impact. Simply put, our views have been unwelcome and concerns we have raised were consistently ignored.

Mack-Cali has dismissed us as instruments of Bow Street in an attempt to shift attention from the severe governance problems that have hobbled the company and denied value to its shareholders. This is blatantly false. We are four fully independent individuals who have never before encountered such discord in a boardroom or such disregard for legitimately elected directors. Our sole purpose is to serve the shareholders, and that is our lodestar when we engage in the boardroom. As Directors, we welcome independent voices. Our objectives are to prioritize the needs of shareholders, provide proper oversight by holding management accountable for its actions — particularly the poor performance of the Company — and ensure that decisions are grounded in strong corporate governance.

The Company has accused us of wanting to conduct a “fire sale” of Mack-Cali. Nothing could be further from the truth. Our only goal is to increase shareholder value. Sadly, over the past year, we have witnessed firsthand that Mack-Cali’s legacy Directors do not adhere to these same principles, and, as a result, shareholders are left suffering.

We have observed the misaligned interests of the legacy Directors, all of whom have continued to rubber-stamp decisions favored by Messrs. Mack, Bernikow and DeMarco, even when those decisions are not necessarily in the best interests of the Company and its shareholders. On many occasions over the past year, we have raised important governance issues with management, disagreed with the Board’s committee compositions and objected to specific actions related to the Company’s strategic direction and the lack of transparency with which strategic decisions were communicated to the full Board. We did this with integrity and independence.

Each of us would have been pleased if Mack-Cali clearly and irrevocably committed to renominate us, but the Company did not do so. Based on the way we were treated inside and outside the boardroom, and with no commitment from the Company to renominate us, when we were individually asked we agreed to be named on Bow Street’s slate again this year for one reason: to ensure Mack-Cali shareholders had the opportunity to elect us for another term. As advocates for all Mack-Cali shareholders, we believe Mack-Cali’s greatest need is for even more oversight and a Board composed of a majority of truly independent voices. Without this, nothing will change.

Contact: Jeremy Soffin, jeremy@berlinrose.com